Exhibit 5.1

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) Square Marie Curie 40 1070 Brussels Belgium

CMS DeBacker

Chaussée de La Hulpe 178

B - 1170 Brussels, Belgium

Tel + 32 2 743 69 00

Fax + 32 2 743 69 01

www.cms-db.com

Tel direct +32 2 743 69 48

vincent.dirckx@cms-db.com

Tel direct + 32 2 743 69 06

catherine.houssa@cms-db.com

Our ref.:	43635 - GROUPE DELHAIZE / DEBT REFINANCING

3 April 2012

Dear Sirs,

Delhaize Group SA (the Company)

Registration Statement on Form F-3

1. We have acted as Belgian legal counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the Securities Act), pursuant to the Registration Statement on Form F-3 filed on 3 April 2012 (the Registration Statement) by the Company and its subsidiaries listed on Schedule 1 hereto (the Guarantors) with the Securities and Exchange Commission for the offering from time to time by the Company of an unspecified number or amount and aggregate initial offering price of senior unsecured debt securities of the Company (the Debt Securities), as set forth in the Registration Statement, the base prospectus contained therein (the Prospectus) and one or more supplements to the Prospectus (each a Prospectus Supplement).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The Debt Securities will be issued under the Indenture (as defined in Schedule 2 hereto). Guarantees by the Guarantors that benefit the Debt Securities are made by the Guarantors under a cross guarantee agreement dated 21 May 2007, as amended and supplemented from time to time, by and among the Company and the Guarantors.

For the purpose of this opinion, we have reviewed the originals or copies of, and relied upon the statements as to factual matters contained in or made pursuant to, the documents listed in Schedule 2 hereto (the Documents).

Terms defined in Schedule 2 hereto shall have the same meaning when used in this letter.

Limitations

2. This opinion is subject to the following limitations:

(a)	this opinion is confined to the laws of Belgium and, insofar as they are directly applicable in Belgium, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of Belgium (Belgian law), accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than Belgium in which our firm has an office);

(b)	in rendering this opinion, we have exclusively examined the Documents and we have conducted such investigations of Belgian law as we have deemed necessary or advisable for the purpose of giving this opinion letter, as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials;

(c)	we express no opinion as to the correctness of any representation and/or statement given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented and/or stated are the subject matter of a specific opinion herein;

(d)	we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any Document, or for verifying that no material facts or provisions have been omitted therefrom;

(e)	Belgian legal concepts are expressed in this opinion in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; accordingly, any issues of interpretation arising in respect of the Documents and this opinion will be determined by Belgian courts in accordance with Belgian law and we express no opinion on the interpretation that Belgian courts may make of any such expressions or descriptions;

(f)	we have only examined the Indenture and the Global Debt Security Form with a view to understanding the nature and scope of the obligations to be undertaken thereunder by the Company, for the sole purpose of rendering an opinion on the specific matters set out in Section 4 below; accordingly, we have not considered, and express herein no opinion with respect to, any other matter;

(g)	headings are inserted for convenience only and shall be ignored in the interpretation of this opinion;

(h)	this opinion is governed by and construed in accordance with the laws of Belgium as at the date of this letter; and

(i)	this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

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Assumptions

3. In considering the Documents and in rendering this opinion, we have with your consent and without any further enquiry assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c)	that the Indenture will be entered into, and the Debt Securities will be issued, in good faith for bona fide commercial reasons by the Company and on terms equivalent to arm’s length terms between independent parties, and that the Indenture does not, and the Debt Securities do not, conflict with the corporate interest of the Company;

(d)	that the directors (“administrateurs/bestuurders”) of the Company, in authorising the entering into, execution and performance of the Indenture and the issuance of the Debt Securities, have exercised their powers taking into account the Company’s best interests and in compliance with their duties and have satisfied themselves that the entry by the Company into the Indenture would be of benefit to the Company and their conclusions in this respect are not unreasonable;

(e)	that the global note representing the Debt Securities will be substantially identical to the Global Debt Security Form;

(f)	that all consents, approvals, notices, filings, publications and registrations which are necessary under any applicable laws or regulations (other than Belgian law) in order to permit the execution, delivery or performance of the Indenture and the issue, delivery and clearing of the Debt Securities will have been validly and timely made or obtained;

(g)	that there has been no mistake of fact, fraud, duress or undue influence in relation to the Indenture and the Debt Securities;

(h)	that, for the purpose of the Law of 16 July 2004 on the conflicts of law code, the habitual residence of the Company is located in Belgium;

(i)	that, for the purpose of Council Regulation (EC) N°1346/2000 of 29 May 2000 on insolvency proceedings, the centre of main interests of the Company is located in Belgium;

(j)	that there are no contractual or legal restrictions or obligations binding on the Company (other than may by contained in the Indenture or the Articles or pursuant to Belgian law binding on companies generally) which would affect this opinion (including any restrictions or obligations arising from any supplemental indenture (whether or not dated on or around the date of the Indenture) or any information incorporated at any time by reference in the Registration Statement); and

(k)	that the Debt Securities will be issued under the Indenture by the Company only in the form of bonds (obligations/obligaties), within the meaning of article 485 and following of the Belgian Company Code.

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Opinion

4. Based upon and subject to the foregoing limitations and assumptions, and subject to the qualifications set out below and any matters not disclosed to us, we are of the opinion that (so far as the laws of Belgium as in force on the date of this letter are concerned):

(a)	the Company is validly existing as a limited liability company (société anonyme/naamloze vennootschap) under Belgian law;

(b)	the Company has the corporate power to enter into and perform its obligations under the Indenture, to issue and deliver the Debt Securities under the Indenture and to perform its obligations under the Indenture;

(c)	the Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture, and has validly executed and delivered the Indenture; and

(d)	according to the searches we have carried out, the Company has not been declared bankrupt nor filed any request for judicial composition or judicial reorganisation as at 3 April 2012.

Qualifications

5. Our opinion is subject to the following qualifications:

(a)	this opinion is subject to any applicable bankruptcy, liquidation, insolvency, proceedings for a réorganisation judiciaire/gerechtelijke reorganisatie or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally; and

(b)	any obligation of the Company under the Indenture or Debt Securities which would be triggered by a change of control over the Company may not be valid or enforceable until (i) the rights granted by the Company in connection with such change of control have been approved by the shareholders meeting of the Company and (ii) the decision of the shareholders meeting of the Company recording such approval has been filed with the Commercial Court, in accordance with article 556 of the Belgian Company Code; on 26 May 2011, for the purpose of article 556 of the Belgian Company Code, the shareholders meeting of the Company approved the provision granting to the holders of the bonds, convertible bonds or medium-term notes that the Company may issue until 26 May 2012, in one or several offerings and tranches, with a maturity or maturities not exceeding 30 years, for a maximum aggregate amount of EUR 1.5 billion, the right to obtain the redemption, or the right to require the repurchase, of such bonds or notes for an amount not in excess of 101% of the outstanding principal amount plus accrued and unpaid interest of such bonds or notes, in the event of a change of control of the Company, as would be provided in the terms and conditions relating to such bonds or notes; the decision of the shareholders meeting of the Company of 26 May 2011 recording such approval has been filed with the Clerk of the Commercial Court of Brussels; any obligation of the Company under the Indenture or Debt Securities which would be triggered by a change of control over the Company and which would be assumed by the Company after 26 May 2012 may not be valid or enforceable until the formalities described under (i) and (ii) above are satisfied in respect thereof; similarly, any such obligation of the Company assumed by it on or before 26 May 2012 which would not comply with the limitations and conditions approved by the shareholders meeting of the Company of 26 May 2011 (including the limitation of EUR 1.5 billion in respect of the maximum aggregate amount of bonds) may not be valid or enforceable until the formalities described under (i) and (ii) above are satisfied in respect thereof.

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Filing of this opinion

6. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and any Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours faithfully,

/s/ CMS DeBacker

CMS DeBacker

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SCHEDULE 1

Name	Jurisdiction of Organization

Delhaize US Holding, Inc.	Delaware, U.S.A.

Delhaize America, LLC	North Carolina, U.S.A.

Food Lion, LLC	North Carolina, U.S.A.

Boney Wilson & Sons, Inc.	North Carolina, U.S.A.

Risk Management Services, Inc.	North Carolina, U.S.A.

Hannbro Company	Maine, U.S.A.

Hannaford Licensing Corp.	Maine, U.S.A.

Hannaford Bros. Co.	Maine, U.S.A.

Victory Distributors, Inc.	Massachusetts, U.S.A.

Kash n’ Karry Food Stores, Inc.	Delaware, U.S.A.

FL Food Lion, Inc.	Florida, U.S.A.

Martin’s Foods of South Burlington, Inc.	Vermont, U.S.A.

J. H. Harvey Co., LLC	Georgia, U.S.A.

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SCHEDULE 2

1. A PDF copy of the indenture, dated as of February 2, 2009, between the Company and The Bank of New York Mellon, as trustee, filed as Exhibit 4.3 to the Registration Statement, containing terms and conditions of the Debt Securities (the Indenture);

2. A PDF copy of the Registration Statement;

3. A PDF copy of the form of global note representing the Debt Securities attached to the Indenture as Exhibit A (the Global Debt Security Form);

4. a copy of the co-ordinated version of the articles of association of the Company as of 21 December 2011, as obtained from the clerk of the Commercial Court of Brussels on 21 March 2012 and a PDF copy of the unofficial translation of the co-ordinated version of the articles of association of the Company as of 12 January 2012, as published by the Company on its website www.delhaizegroup.com (the Articles);

5. A certificate dated 3 April 2012 issued by the Clerk of the Commercial Court of Brussels stating that the Company has not been declared bankrupt nor filed a request for judicial reorganization (réorganisation judiciaire/gerechtelijke reorganisatie) over the last five years;

6. A PDF copy of the minutes of the shareholders meeting of the Company held on 26 May 2011 (as made available on the public website of the Belgian Official Gazette) approving, among other things, the provisions of bonds granting to their holders the right to obtain the redemption of the bonds in the event of a change of control over the Company,

7. A PDF copy of a certificate of an officer of the Company dated 22 January 2009 attaching the resolutions approved at a meeting of the board of directors of the Company held on 15 January 2009 authorising, among other things, the execution of the Indenture and the filing of the Registration Statement with the Securities and Exchange Commission;

8. A PDF copy of the power of attorney dated 23 January 2009, granting to Richard James the authority to execute and deliver the Indenture on behalf of the Company.

9. A PDF copy of a certificate of an officer of the Company dated 16 March 2012 attaching the resolutions approved at a meeting of the board of directors of the Company held on 7 March 2012 authorising, among other things, the filing of the Registration Statement with the Securities and Exchange Commission;

10. A PDF copy of a certificate of an officer of the Company dated 2 April 2012 confirming that the proceedings of each meetings referred to in items 6, 7 and 9 of this Schedule 2 were duly conducted, that each such meeting was duly held and that the resolutions passed thereat were duly adopted in compliance with the Belgian Company Code and the Articles, were not revoked and remain in full force and effect.

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